Exhibit 10.2

BRIDGEPOINT EDUCATION, INC.
2009 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE MAY 13, 2013)
PERFORMANCE CASH AGREEMENT
Unless otherwise defined herein, the terms defined in the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated effective May 13, 2013 and as further amended by the First Amendment thereto) (the “Plan”) will have the same defined meanings in this Performance Cash Agreement. This Performance Cash Agreement, along with the Terms and Conditions of Performance Cash Grant, attached hereto as Exhibit A (the “Terms and Conditions”), shall be referred to herein as the “Award Agreement.”
I.NOTICE OF GRANT OF PERFORMANCE CASH
Participant Name:    [Name]
Address:    [Address]

You have been granted the right to receive an Award of Performance Cash, subject to the terms and conditions of the Plan and this Award Agreement as follows:
Grant Number:    [Number]
Date of Grant:    [March 29, 2016]
Amount of Performance Cash:    $[Number]

II.VESTING AND PAYMENT OF PERFORMANCE CASH
Subject to the Participant’s continued Service and the possible vesting of any unvested Performance Cash upon a corporate transaction in accordance with Section 12 of the Plan and Section 3 of the Terms and Conditions, the Performance Cash will vest in four equal annual installments as follows: (i) 25% of the Performance Cash will vest on the first anniversary of the Date of Grant; and (ii) 25% of the Performance Cash will vest on each subsequent anniversary of the Date of Grant up to and including the fourth anniversary of the Date of Grant (each such anniversary date a “Vesting Date”). Unless otherwise provided pursuant to the terms of the Participant’s employment or severance agreement, if applicable, in the event the Participant ceases to provide Service for any or no reason before any Vesting Date, the unvested portion of the Performance Cash shall immediately be forfeited without consideration. Subject to the terms and conditions of the Plan and this Award Agreement, the portion of the Performance Cash that vests on each Vesting Date will be paid to the Participant in a single lump sum payment on the first payroll date following the applicable Vesting Date. For example, the Performance Cash, if any, that vests on March 29, 2017, will be paid in a single lump sum payment on the first payroll date following March 29, 2017.

III.GENERAL
By the Participant’s signature and the signature of the representative of the Company below, the Participant and the Company agree that this Award of Performance Cash is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions, all of which are made a part of this document. The Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and this Award Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated below. Finally, pursuant to Section 13(e) of the Plan, the Participant acknowledges and agrees that this Award is subject to potential cancellation or recoupment to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award, the Participant agrees to be bound by, and comply with, the terms of any Clawback Policy adopted by the Company.

[Signature page follows]

The Company and the Participant have duly executed this Performance Cash Agreement as of the Date of Grant set forth above.

PARTICIPANT:	BRIDGEPOINT EDUCATION, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE CASH GRANT
1.Grant. The Company hereby grants to the individual named in Section I of the Performance Cash Agreement attached hereto (the “Participant”), as compensation for his or her services, an Award of Performance Cash, subject to all of the terms and conditions of these Terms and Conditions, the Performance Cash Agreement, and the Plan, which is incorporated herein by reference. These Terms and Conditions, along with the Performance Cash Agreement attached hereto, shall be referred to herein as the “Award Agreement.”
2.Company’s Obligation to Pay; Time of Payment. The Performance Cash Agreement grants the Participant the right to receive a specified amount of cash if, and only if, the Participant continues to provide Service through the applicable Vesting Dates (as defined in the Performance Cash Agreement). Unless and until the Performance Cash vests in accordance with Section 3, the Participant will have no right to payment with respect to the Performance Cash. As provided in Section II of the Performance Cash Agreement, vested Performance Cash will be paid in a single lump sum payment on the first payroll date following the applicable Vesting Date.
3.Vesting of Performance Cash.
a.General. The Performance Cash shall vest in accordance with Section II of the Performance Cash Agreement.
b.Effect of a Change in Control. In accordance with Section 12 of the Plan, in the event of a corporate transaction described in Section 12 of the Plan, the Compensation Committee of the Board (the “Committee”) may call for the accelerated vesting of some or all of the Award. If permitted by Section 409A of the Code, any Performance Cash that becomes vested as a result of the Committee’s actions will be paid in a single lump sum cash payment in connection with the closing of such corporate transaction.
4.Lapse upon Termination of Service. In accordance with Section II of the Performance Cash Agreement, any portion of the Performance Cash that is unvested shall lapse and be immediately cancelled as of the date of the Participant’s termination of Service for any or no reason.
5.Death of Participant. Any payment to be made to the Participant under this Award Agreement will, if the Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with: (a) written notice of his or her status as transferee; and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
6.Withholding of Taxes. The Performance Cash, if any, payable pursuant to this Award Agreement shall be reduced in order to comply with applicable federal, state and local tax withholding requirements.
7.No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS

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CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT IN SERVICE TO THE COMPANY FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.
8.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of Stock Administration at Bridgepoint Education, Inc., at 13500 Evening Creek Drive North, San Diego, CA 92128, or at such other address as the Company may hereafter designate in writing.
9.Grant is Not Transferable. Except to the limited extent provided in Section 5, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
10.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
11.Plan Governs. This Award Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meanings set forth in the Plan.
12.Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Cash has vested. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee, nor any employee of the Company, will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
13.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Cash awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

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15.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
16.Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
17.Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received an Award of Performance Cash, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
18.Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute related to this Award of Performance Cash or arising under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts where this Award of Performance Cash is made and/or this Award Agreement is to be performed.
19.Section 409A Compliance. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Award Agreement qualify for the short-term deferral exception to Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Award Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this Award Agreement, the provisions of Section 4(i) of the Plan shall apply. This Award Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Award Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Participant remains solely responsible for any adverse tax consequences imposed upon the Participant by Section 409A.

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